Filed Pursuant to Rule 424(b)(5)
Registration No. 333-289469

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 11, 2025)

$500,000,000

Packaging Corporation of America

5.200% Senior Notes due 2035

We are offering $500,000,000 aggregate principal amount of our 5.200% senior notes due 2035, which we refer to as the “notes.” The notes will pay interest semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2026. The notes will bear interest at a rate equal to 5.200% per year, and will mature on August 15, 2035.

We may redeem some or all of the notes at any time at the redemption prices discussed under the caption “Description of the Notes—Optional Redemption.” If a change of control triggering event as described herein occurs with respect to the notes, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the repurchase price discussed under the caption “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event.” Additionally, we will be required to redeem all the notes under the circumstances and at the redemption price discussed under the caption “Description of the Notes—Special Mandatory Redemption.”

The notes will be our senior unsecured and unsubordinated obligations and will rank equally with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	99.977%	$499,885,000
Underwriting discounts	0.650%	$3,250,000
Proceeds, before expenses, to Packaging Corporation of America	99.327%	$496,635,000

(1)	Plus accrued interest, if any, from August 15, 2025, if settlement occurs after that date.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about August 15, 2025.

Joint Book-Running Managers

BofA Securities	Mizuho	US Bancorp

Deutsche Bank Securities	J.P. Morgan	PNC Capital Markets LLC

Co-Managers

BMO Capital Markets	Siebert Williams Shank	Rabo Securities

The date of this prospectus supplement is August 11, 2025.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which contains specific information about the terms of the notes. The second part is the accompanying prospectus, which provides a general description of debt securities we may offer from time to time, some of which may not apply to the notes. In the event the information in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

We have not, and the underwriters have not, authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus supplement and the accompanying prospectus, any documents incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or the information contained in any document filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

It is important for you to read and consider all of the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Certain Information by Reference” herein.

References in this prospectus supplement to “PCA,” “we,” “us” and “our” are to Packaging Corporation of America and its consolidated subsidiaries, unless the context otherwise requires. When referring to the issuer of the notes, these terms refer only to Packaging Corporation of America, exclusive of its subsidiaries.

SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. For a more complete understanding of this offering, we encourage you to read carefully this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized and the documents incorporated by reference, including the information set forth under “Risk Factors” and our consolidated financial statements and related notes. In addition, certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are forward-looking statements, which involve risks and uncertainties. See “Forward-Looking Statements” in the accompanying prospectus.

Our Company

PCA is the third largest producer of containerboard products and a leading producer of uncoated freesheet (“UFS”) paper in North America. We operate eight mills and 85 corrugated products manufacturing plants.

Our containerboard mills produce linerboard and corrugating medium, which are papers primarily used in the production of corrugated products. Our corrugated products manufacturing plants produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods, multi-color boxes and displays with strong visual appeal that help to merchandise the packaged product in retail locations, and honeycomb protective packaging. In addition, we are a large producer of packaging for meat, fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. We also manufacture and sell UFS papers, including both commodity and specialty papers, which may have custom or specialized features such as colors, coatings, high brightness, and recycled content.

We are headquartered in Lake Forest, Illinois and operate primarily in the United States. Packaging Corporation of America is a Delaware corporation. Our principal executive offices are located at 1 North Field Court, Lake Forest, Illinois 60045, and our telephone number is (847) 482-3000. Our website address is http://www.packagingcorp.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Greif Containerboard Business Acquisition

On July 1, 2025, we announced entry into a definitive agreement (the “Greif Purchase Agreement”) to purchase the containerboard business of Greif, Inc. (“Greif Containerboard Business”) for $1.8 billion in cash (the “Greif Acquisition”). The transaction is expected to close by the end of our third fiscal quarter, subject to certain customary conditions and regulatory approvals. The Greif Purchase Agreement provides certain termination rights of both PCA and Greif Packaging LLC (“Seller”), including if the closing shall not have occurred on or before June 30, 2026 (as such date may be extended pursuant to the terms of the Greif Purchase Agreement or by the mutual written consent of the Seller and PCA, the “Outside Date”), and PCA and Seller may validly terminate the Greif Purchase Agreement thereafter. The Outside Date is subject to two ninety-day extensions in certain circumstances and may also be extended by the mutual written consent of Seller and PCA.

The Greif Containerboard Business includes two containerboard mills with approximately 800,000 tons of production capacity and eight sheet feeder and corrugated plants located across the United States. The business generated approximately $1.2 billion in sales and $212 million of earnings before interest, taxes, depreciation and amortization (EBITDA) for the 12 months ended April 30, 2025.

We plan to finance the Greif Acquisition and related transaction fees and expenses with the proceeds from approximately $1.5 billion of new debt, including the notes offered hereby and $1.0 billion under our New Term Loan Facilities (as defined below), and approximately $300 million of cash on hand. BofA Securities, Inc. acted as a financial advisor to PCA in connection with the Greif Acquisition.

New Credit Facilities

On July 31, 2025, we entered into two credit agreements (the first credit agreement being the “Commercial Credit Agreement” and the second credit agreement being the “Farm Credit Agreement” and collectively, the “New Credit Agreements”) with the lenders, and agents and other parties named therein. The Farm Credit Agreement provides for a $500 million seven-year unsecured term loan facility (the “Seven-Year Term Loan Facility”). The Commercial Credit Agreement provides for (i) a $500 million three-year unsecured term loan facility (the “Three-Year Term Loan Facility” and together with the Seven-Year Term Loan Facility, the “New Term Loan Facilities”) and (ii) a $600 million unsecured revolving credit facility (the “New Revolving Credit Facility”, and together with the New Term Loan Facilities, the “New Credit Facilities”).

Loans under the New Revolving Credit Facility are available for working capital and general corporate purposes. Loans under the New Term Loan Facilities may only be used to complete the Greif Acquisition and we expect to fully draw upon the New Term Loan Facilities at the time of the closing of the Greif Acquisition.

Affiliates of certain of the underwriters in this offering are lenders under the New Credit Facilities. For more details regarding the New Credit Facilities see our current report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2025, which is incorporated by reference herein.

Concurrently with entering into the New Credit Agreements, we terminated our existing senior unsecured revolving credit facility under that certain credit agreement dated as of June 8, 2021 among PCA, Mizuho Bank, Ltd., as agent and lender, and the other lenders party thereto (as amended, the “Existing Revolving Credit Facility”). At the time of termination, there were no borrowings outstanding under the Existing Revolving Credit Facility, but there were $27.5 million of letters of credit outstanding under the Existing Revolving Credit Facility. The outstanding letters of credit under the Existing Revolving Credit Facility were replaced with new letters of credit in the same amount under the New Revolving Credit Facility.

As used in this prospectus supplement, the term “Transactions” refers to, collectively, (i) the consummation of the Greif Acquisition, (ii) the entering into the New Credit Agreements, (iii) the termination of the Existing Revolving Credit Facility, (iv) the borrowing under the New Term Loan Facilities, (v) the issuance and sale of the notes offered hereby and (vi) the payment of fees and expenses associated with all of the foregoing transactions.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.” For purposes of this “The Offering” section of this prospectus supplement, the terms “we,” “us” and “our” refer to Packaging Corporation of America, exclusive of its subsidiaries.

Issuer	Packaging Corporation of America

Securities Offered	$500,000,000 aggregate principal amount of 5.200% senior notes due 2035.

Maturity Date	The notes mature on August 15, 2035.

Interest Rate	The notes will bear interest from August 15, 2025 at a fixed rate equal to 5.200% per year.

Interest Payment Dates	Interest is payable on the notes semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2026.

Optional Redemption	Prior to May 15, 2035 (three months prior to their maturity date) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 15 basis points less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon, if any, up to the redemption date. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event

Upon a “change of control triggering event” (as defined herein) with respect to the notes, unless we have exercised our option to redeem the notes, you will have the right to require us to repurchase your notes at a repurchase price equal to 101% of the principal amount of the notes repurchased plus any accrued and unpaid interest, if any, up to, but not including, the repurchase date. See “Description of the

Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event” in this prospectus supplement.

Special Mandatory Redemption	In the event that the Greif Acquisition is not consummated on or before the Outside Date or the Greif Purchase Agreement is terminated at any time prior thereto, we will be required to redeem the notes, in whole and not in part, for a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Special Mandatory Redemption.”

The proceeds from the offering of the notes will not be deposited into an escrow account pending the consummation of the Greif Acquisition, nor will we be required to grant any security interest or other lien on such proceeds to secure any redemption of the notes.

Ranking	The notes will be our unsecured and unsubordinated obligations, ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and will be senior in right of payment to any of our future subordinated indebtedness.

The notes will be junior in right of payment to our existing and future secured indebtedness to the extent of assets securing that indebtedness and will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to:

•	incur debt secured by liens;

•	engage in sale and leaseback transactions; or

•	merge or consolidate with another entity.

For a more detailed discussion of these covenants, see “Description of Debt Securities—Covenants” in the accompanying prospectus.

Form and Denomination	The notes will be issued in book-entry only form and will be represented by a permanent global certificate deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants, including Euroclear Bank SA/NV, and Clearstream Banking S.A. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not receive or be entitled to receive certificated notes. See “Description of the Notes—Book Entry; Delivery and Form.” The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds

We anticipate that we will receive approximately $495.1 million in net proceeds from this offering of the notes, after deducting underwriting discounts and other estimated expenses of this offering payable by us. We intend to use the net proceeds from this offering and drawings on the New Term Loan Facilities, together with cash on hand, to finance the Greif Acquisition and to pay related fees and expenses of the Transactions. See “Use of Proceeds” in this prospectus supplement.

In the event that the Greif Acquisition is not consummated on or before the Outside Date or the Greif Purchase Agreement is terminated at any time prior to the Outside Date, we will use the net proceeds from this offering, together with available cash, to redeem all of the notes as described under “Description of the Notes—Special Mandatory Redemption.”

Further Issues	The indenture does not limit the amount of debt securities that we may issue thereunder and provides that the debt securities may be issued from time to time in one or more series. We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same form and terms as (other than the date of issuance and, under some circumstances, the issue price, the date from which interest thereon will begin to accrue and the first interest payment date) and ranking equally and ratably with the notes in all respects, as described under “Description of the Notes—Further Issues.”

Trustee	U.S. Bank Trust Company, National Association

Governing Law	New York

Risk Factors	You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, and, in particular, you should carefully read the section entitled “Risk Factors” beginning on page S-8 in this prospectus supplement, before investing in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data for the years ended December 31, 2024, 2023 and 2022 are derived from our audited consolidated financial statements. The following summary consolidated financial data for the six months ended June 30, 2025 and 2024 and as of June 30, 2025 are derived from our unaudited consolidated financial statements. In the opinion of management, our unaudited summary consolidated financial data reflects all adjustments of a normal recurring nature necessary for a fair presentation of such financial data and has been prepared on the same basis as our audited consolidated financial statements. Interim results are not necessarily indicative of results of operations for the full year. The summary consolidated financial data should be read in conjunction with our consolidated financial statements, and the related notes thereto, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as provided in our Annual Report on Form 10-K for the year ended December 31, 2024, and our Quarterly Report on Form 10-Q for the period ended June 30, 2025, which reports are incorporated by reference into this prospectus supplement.

	For The Six Months Ended June 30,			For The Year Ended December 31,
	2025	2024	2024	2023	2022
	(In millions)
Statement of Income Data:
Net sales	$4,312.3	$4,054.8	$8,383.3	$7,802.4	$8,478.0
Net income	445.3	345.9	805.1	765.2	1,029.8

	As of June 30, 2025	As of December 31,
		2024	2023	2022
	(In millions)
Balance Sheet Data:
Total assets	$9,041.2	$8,833.2	$8,681.1	$8,003.8
Total debt obligations(1)	2,482.9	2,483.0	2,882.5	2,486.3
Stockholders’ equity	4,632.1	4,404.0	3,997.3	3,667.1

(1)	Includes current maturities of long term debt, long term debt net of debt issuance costs and finance lease obligations.

RISK FACTORS

You should carefully consider and evaluate the following risk factors and the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially and adversely affected by any of these risks. These risks are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to the investor’s own particular circumstances or to investors generally.

Risk Relating to the Notes

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional debt that we may incur. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, including the notes, will increase.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are obligations of PCA exclusively and not obligations of any of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Holders of the notes will have subordinate claims against the assets of our subsidiaries as compared to the creditors of such subsidiaries. Accordingly, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including their guarantees of our Existing Revolving Credit Facility and the New Credit Facilities. See “Description of the Notes—Ranking.”

In addition, the indenture governing the notes does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries. One of our subsidiaries guarantees our Existing Revolving Credit Facility and is expected to guarantee the New Credit Facilities, and certain of our subsidiaries may in the future guarantee our Existing Revolving Credit Facility or the New Credit Facilities or other liabilities. Such guarantees are structurally senior to the notes. In addition to this guarantee, as of June 30, 2025, our subsidiaries had approximately $179.7 million of indebtedness and other liabilities reflected on our balance sheet, all of which would have been structurally senior to the notes.

The notes will be subject to the prior claims of any secured creditors and, if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are PCA’s unsecured and unsubordinated obligations, ranking equally with PCA’s other unsecured and unsubordinated indebtedness and effectively junior to any secured indebtedness PCA may incur. If PCA incurs additional secured debt, its assets securing that indebtedness will be subject to prior claims by PCA’s secured creditors. In the event of PCA’s bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, PCA’s assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of PCA’s other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid. As of June 30, 2025, PCA had $7.7 million of secured indebtedness outstanding.

We have made only limited covenants in the indenture governing the notes.

The indenture governing the notes contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to incur debt secured by liens and engage in sale and leaseback transactions.

The limitations on incurring debt secured by liens and sale and leaseback transactions contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities—Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase these notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

The change of control triggering event provision in the notes provides only limited protection against significant events that could negatively impact the value of your notes.

As described under “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event,” upon the occurrence of a change of control triggering event with respect to the notes, we will be required to offer to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, if any, accrued to, but not including, the repurchase date, unless the notes have already been called for redemption. However, the definition of the term “change of control triggering event” is limited and does not cover a variety of transactions (such as certain acquisitions or recapitalizations) that could negatively impact the value of your notes. For a change of control triggering event to occur, there must be both a change of control and a ratings downgrade to below investment grade by each rating agency (as defined in the indenture). As such, if we enter into a significant corporate transaction that negatively impacts the value of your notes, but which does not constitute a change of control triggering event, you would not have any rights to require us to repurchase the notes prior to their maturity or to otherwise seek any remedies.

We may not be able to repurchase all of the notes upon a change of control triggering event.

As described under “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event, unless the notes have already been called for redemption. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

We may redeem your notes at our option, which may adversely affect your return.

As described under “Description of the Notes—Optional Redemption,” we have the right to redeem the notes in whole or from time to time in part. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

There is no established trading market for the notes. If a trading market for the notes develops, it may not be liquid.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes following this offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make a market in the notes and they may cease market-making activities at any time without notice. Further, we cannot provide assurances about the liquidity of any trading market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Any trading market for the notes that develops and any future trading prices of the notes may be affected by many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes; and

•	the terms related to optional redemption of the notes.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, before they are issued, the notes will be rated by at least two nationally recognized statistical rating organizations. Those ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of the rating may be obtained from the applicable rating agency. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. We cannot provide assurances that the ratings will be issued or remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of the notes may be adversely affected. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

Risks Relating to the Greif Acquisition

In the event that the Greif Acquisition is not consummated on or before the Outside Date or the Greif Purchase Agreement is terminated at any time prior thereto, we will be required to redeem the notes and may not have or be able to obtain all the funds necessary to redeem the notes. In addition, if we are required to redeem the notes, you may not obtain your expected return on the notes.

We may not be able to consummate the Greif Acquisition prior to the Outside Date. Our ability to consummate the Greif Acquisition is subject to various closing conditions, many of which are beyond our control, and we may not be able to complete the Greif Acquisition.

In the event that the Greif Acquisition is not consummated on or before the Outside Date or the Greif Purchase Agreement is terminated at any time prior to the Outside Date, we must redeem the notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date. However, there is no escrow account or security interest for the benefit of the holders of the notes and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem the notes.

In addition, even if we are able to redeem the notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. Also, as a result of the special mandatory redemption provisions of the notes, the trading prices of such notes may not reflect the financial results of our business or macroeconomic factors.

You will have no rights under the special mandatory redemption provisions of the indenture described in “Description of the Notes—Special Mandatory Redemption” so long as the Greif Acquisition is consummated on or before the Outside Date, nor will you have any right to require us to repurchase your notes if, between the closing of this offering and the consummation of the Greif Acquisition, we or the Greif Containerboard Business experience any changes, including any material changes, in our respective businesses or financial condition (other than a change of control triggering event with respect to us), or if the terms of the Greif Purchase Agreement change, including in material respects.

The Greif Containerboard Business may underperform relative to our expectations, and we may not be able to successfully integrate the Greif Containerboard Business into our existing business.

If the Greif Acquisition is consummated, the Greif Containerboard Business may underperform relative to our expectations, which may cause our financial results to differ from our own or the investment community’s expectations. Prior to consummation of the Greif Acquisition, the Greif Containerboard Business has operated and will operate independently of us, with its own business, corporate culture, locations, employees and systems. As a result of the Greif Acquisition, we will operate our existing business, along with the Greif Containerboard Business, as one combined organization. There may be substantial difficulties, costs and delays involved in the integration of the Greif Containerboard Business with our business and the integration process could result in the diversion of our management’s attention from our existing business. If the Greif Containerboard Business underperforms relative to our expectations, or if we fail to successfully integrate the Greif Containerboard Business, it may have a material adverse effect on our business, financial condition and results of operations.

Greif will be subject to business uncertainties and contractual restrictions while the Greif Acquisition is pending.

Uncertainty about the effect of the Greif Acquisition on employees and customers may have an adverse effect on the Greif Containerboard Business. These uncertainties may impair Greif’s ability to retain and motivate key personnel and could cause entities dealing with the Greif Containerboard Business to defer entering into contracts with the Greif Containerboard Business or making other decisions concerning the Greif Containerboard Business or seek to change existing business relationships with the Greif Containerboard Business. In addition, if key employees depart because of uncertainty about their future roles, the Greif Containerboard Business and our business could be harmed.

Increased leverage may harm our financial condition and results of operations.

We expect our indebtedness to increase materially in connection with the Greif Acquisition. In addition to issuing the notes and cash on hand, we expect to borrow approximately $1 billion under the New Term Loan Facilities to fund the Greif Acquisition and will have the ability to borrow up to an additional $600 million on our New Revolving Credit Facility. We and our subsidiaries may incur additional indebtedness in the future and the indenture governing the notes will not restrict us from incurring indebtedness in the future. This increase and any future increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in our business;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be reduced;

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be reduced; and

•	our flexibility to make acquisitions may be limited.

If the Greif Acquisition is not completed, the notes will remain outstanding. Further, if we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, and investments, any of which could impede the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

USE OF PROCEEDS

We anticipate that we will receive approximately $495.1 million in net proceeds from this offering of the notes, after deducting underwriting discounts and other estimated expenses of this offering payable by us. We intend to use the net proceeds from this offering and proceeds from the New Term Loan Facilities, together with cash on hand, to finance the Greif Acquisition. and to pay related fees and expenses of the Transactions. The following tables reflect the expected sources and uses of funds for the Transactions (in millions):

Sources
Cash on hand	$313.3
Three-Year Term Loan Facility	500.0
Seven-Year Term Loan Facility	500.0
New Revolving Credit Facility	—
Notes offered hereby	500.0
Total	$1,813.3

Uses
Greif Acquisition	$1,800.0
Transactions fees and expenses	13.3
Total	$1,813.3

This offering of the notes is not conditioned upon the consummation of the Greif Acquisition, which, if completed, will occur subsequent to the closing of this offering. In the event that the Greif Acquisition is not consummated on or before the Outside Date or the Greif Purchase Agreement is terminated at any time prior thereto, we will use the net proceeds from this offering, together with available cash, to redeem the notes, in whole and not in part, for a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Special Mandatory Redemption.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the Transactions, including the issuance and sale of the notes offered hereby and the use of the net proceeds therefrom, together with borrowings under the New Term Loan Facilities and cash on hand, to finance the Greif Acquisition and to pay the fees and expenses of the Transactions, as further described under “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information may not reflect our cash, debt and capitalization in the future.

	As of June 30, 2025
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$787.9	$474.6
Debt:
Existing Revolving Credit Facility (a)	$—	$—
New Revolving Credit Facility (b)	—	—
Three-Year Term Loan Facility (c)	—	500.0
Seven-year Term Loan Facility (c)	—	500.0
3.400% Senior Notes due 2027 (d)	499.5	499.5
3.000% Senior Notes due 2029 (e)	499.7	499.7
5.700% Senior Notes due 2033 (f)	399.7	399.7
4.050% Senior Notes due 2049 (g)	396.9	396.9
3.050% Senior Notes due 2051 (h)	696.6	696.6
5.200% Senior Notes due 2035 offered hereby (c)	—	500.0
Finance and Operating leases	335.6	335.6

Total debt	2,828.0(i)	4,328.0
Total stockholders’ equity	4,632.1	4,632.1

Total capitalization	$7,460.1	$8,960.1

(a)	As of June 30, 2025, we had $322.5 million of availability under our Existing Revolving Credit Facility, net of $27.5 million of letters of credit outstanding.
(b)

We expect the New Revolving Credit Facility to be undrawn upon the closing of the Transactions. As of June 30, 2025, on an as adjusted basis, we expect to have up to $673.0 million of availability under the New Revolving Credit Facility, net of $27.5 million of letters of credit outstanding. The New Revolving Credit Facility will mature in August 2030.

(c)	The amounts reflected in the as adjusted column are gross and do not give effect to any deduction for financing costs.
(d)	Represents $500.0 million in aggregate principal amount, net of $0.5 million discount.
(e)	Represents $500.0 million in aggregate principal amount, net of $0.3 million discount.
(f)	Represents $400.0 million in aggregate principal amount, net of $0.3 million discount.
(g)	Represents $400.0 million in aggregate principal amount, net of $3.1 million discount.
(h)	Represents $700.0 million in aggregate principal amount, net of $3.4 million discount.
(i)	Excludes $17.2 million of deferred debt issuance costs.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. We refer you to the accompanying prospectus for that description. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, you should rely on this description.

In this offering, we will issue $500,000,000 aggregate principal amount of 5.200% Senior Notes due 2035 (the “notes”) under the indenture, dated July 21, 2003, between us and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee. The notes constitute a separate issue of “debt securities” under the indenture described in the accompanying prospectus and this prospectus supplement. The following description of the particular terms of the notes offered by this prospectus supplement adds information to (and to the extent inconsistent therewith supersedes) the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. As used in this section, “PCA,” “we,” “us” and “our” refer to Packaging Corporation of America, the issuer of the notes, exclusive of its subsidiaries.

The notes will mature on August 15, 2035. The notes will be issued in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars.

The notes will bear interest from August 15, 2025, or from the most recent date to which interest has been paid or duly provided for, at a rate of 5.200% per year. Interest will be payable on the notes semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2026, to the person in whose name a note is registered at the close of business on February 1 and August 1, respectively. Interest with respect to the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The principal of and premium, if any, and interest on the notes will be payable, and any notes in definitive certificated form may be surrendered for registration of transfer or exchange, at the office or agency maintained at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at our option by check mailed to the address of the persons in whose names notes are registered or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes will be made to DTC, or its nominee. No service charge shall be made for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

If any interest payment date, redemption date or maturity date of any of the notes is not a business day in The City of New York, then payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

We will not be required to:

•

issue, register the transfer of or exchange notes during the period beginning at the opening of business 15 days before any selection of notes to be redeemed and ending at the close of business on the day of that selection; or

•	register the transfer of or exchange any notes, or portion thereof, called for redemption, except for the unredeemed portion of any notes being redeemed in part.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries, including their guarantees of our existing revolving credit facility and the New Credit Facilities. As of June 30, 2025, on an as adjusted basis, excluding these guarantees by certain of our subsidiaries of our New Revolving Credit Facility, our subsidiaries had approximately $179.7 million of indebtedness and other liabilities reflected on our balance sheet, all of which would have been structurally senior to the notes. The notes will also be junior in right of payment to our existing and future secured indebtedness to the extent of our assets securing that indebtedness. See “Risk Factors” in this prospectus supplement.

Further Issues

We may, from time to time, without notice to or the consent of any holders of notes issue additional notes. Any such additional notes will have the same form and terms (other than the date of issuance and, under certain circumstances, the issue price, the date from which interest thereon will begin to accrue and the first interest payment date), and will carry the same right to receive accrued and unpaid interest, as the notes offered by this prospectus supplement, and such additional notes will form a single series with the notes offered by this prospectus supplement.

Optional Redemption

Prior to May 15, 2035 (three months prior to their maturity date) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 15 basis points less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields —one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Notices of redemption may be subject to one or more conditions precedent, including the consummation of a financing transaction or asset disposition (or a series of financing transactions or asset dispositions) in which part or all of the proceeds of such transaction will be used to redeem the notes. In addition, if such redemption is subject to satisfaction of one or more conditions, the notice of redemption may state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or the redemption date so delayed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.

Nothing in the indenture prohibits us from acquiring the notes by means other than a redemption, whether pursuant to an issuer tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.

Special Mandatory Redemption

In the event that we do not consummate the Greif Acquisition on or prior to June 30, 2026 (or such later date to which the “Outside Date” under the Greif Acquisition Agreement is extended pursuant to the terms of the Greif Acquisition Agreement or by the mutual written consent of PCA and Greif Packaging LLC, the “Outside Date”), or the Greif Purchase Agreement is terminated at any time prior thereto (the Outside Date or such earlier date of termination, the “Trigger Date”), then we will redeem the notes in whole and not in part on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

We will cause a notice of special mandatory redemption to be mailed to the trustee and the holders of the notes at their registered addresses no later than the second business day following the Trigger Date, which shall provide for the redemption of the notes on the fifth business day (the “Special Mandatory Redemption Date”) following the date of such notice. If funds sufficient to pay the Special Mandatory Redemption Price of all notes to be redeemed on the Special Mandatory Redemption Date are deposited with the trustee or a paying agent on or before such Special Mandatory Redemption Date, and certain other conditions are satisfied, on and after such Special Mandatory Redemption Date, the notes will cease to bear interest and all rights under the notes shall terminate.

The provisions described in this “Special Mandatory Redemption” section may not be waived or modified without the written consent of holders of at least 90% in principal amount of the notes outstanding.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) with respect to the notes occurs, unless we have previously exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the repurchase date. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder of the notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Triggering Event payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control being consummated on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail or otherwise deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. An offer to repurchase the notes upon a Change of Control Triggering Event may be made in advance of a Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of the making of such an offer.

In the future, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings. See “Risk Factors—The change of control triggering event provision in the notes provides only limited protection against significant events that could negatively impact the value of your notes.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” occurs, with respect to the notes, if the notes cease to be rated Investment Grade by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (i) the occurrence of a Change of Control or (ii) public notice of our intention to effect a Change of Control; provided, however, that if during such 60-day period one or more Rating Agencies has publicly announced that it is considering a possible downgrade of the notes, then such 60-day period shall be extended for such time as the rating of the notes by any Rating Agency remains under publicly announced consideration for possible downgrade. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any Person, other than us or one of our subsidiaries;

•	the adoption of a plan relating to our liquidation or dissolution;

•	the first day on which a majority of the members of our Board of Directors are not Continuing Directors;

•

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares; or

•

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or any of the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction or series of related transactions effected to create a holding company for us will not be deemed to involve a Change of Control under the fourth bullet point above if (1) pursuant to such transaction or series of related transactions, we become a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of a majority of the Voting Stock of such holding company, measured by voting power rather than number of shares.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means, with respect to the notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Person” has the meaning assigned to that term in Section 13(d)(3) of the Exchange Act.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a) (62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” means, with respect to any Person as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or persons performing similar functions) of such Person.

Book Entry; Delivery and Form

Global Notes

The certificates representing the notes will be represented by one or more global notes issued in fully registered form without coupons, except in the limited circumstances described below. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global notes.

All interests in the global notes will be subject to the procedures and requirements of DTC. Those interests may also be subject to the procedures and requirements of the direct and indirect participants in DTC’s book entry system, including Euroclear Bank SA/NV (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”).

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•

DTC notifies us that it is unwilling or unable to continue as depository for the global notes or DTC ceases to be a clearing agency registered as such under the Exchange Act if so required by applicable law or regulation, and no successor depository for the notes shall have been appointed within 90 days of such notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be; or

•	we, in our sole discretion, but subject to the procedures of DTC, execute and deliver to the trustee an order to the effect that the global notes shall be so exchangeable.

Upon any such exchange, we will execute and the trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. We anticipate that those certificated notes will be registered in such names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

Book Entry System

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to DTC’s book entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors that are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that, upon the issuance of each global note, DTC will credit, on its book entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants, including indirect participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global notes other than participants). Likewise, beneficial interests in global notes may only be transferred in accordance with DTC’s procedures, in addition to those provided for under the indenture and, if applicable, those of the applicable participants or indirect participants, including those of Euroclear and Clearstream.

So long as DTC or its nominee is the registered holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related notes for all purposes under the indenture. Except as described in this prospectus supplement, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated notes. In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the notes represented by those beneficial interests under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of notes. We understand that under existing industry practice, in the event that DTC is entitled to take any action as the registered holder of a global note, DTC would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered holder of such global note. We expect that DTC or its nominee, upon receipt of any payment in respect of a global note, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of DTC. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

Trading

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and operating procedures and will be settled in same day funds, while transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Any cross market transfer between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with its rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross market transfers will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in DTC, and making or receiving payment in accordance with normal procedures for funds settlement applicable to DTC. Participants in Euroclear or Clearstream may not deliver instructions directly to the depositaries for Euroclear or Clearstream, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing a beneficial interest in a global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as applicable) immediately following DTC’s settlement date. Credit of such transfer of a beneficial interest in a global note settled during such processing day will be reported to the applicable Euroclear or Clearstream participant on that day. Cash received in Euroclear or Clearstream as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on DTC’s settlement date but will be available in the applicable Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although we believe that DTC, Euroclear and Clearstream have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this subsection “Book Entry; Delivery and Form” concerning DTC, Euroclear and Clearstream and their respective book entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to the purchase, ownership and disposition of the notes acquired in this offering but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, administrative rulings of the Internal Revenue Service (“IRS”) and judicial decisions, each as in effect as of the date hereof. These authorities are subject to differing interpretations and change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the statements made in this discussion and there can be no assurance that the IRS will agree with such statements or that a court would not sustain a challenge by the IRS in the event of litigation.

This discussion is limited to U.S. Holders and Non-U.S. Holders that purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold their notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to holders that are subject to special rules under the U.S. federal income tax laws (including, for example, banks and other financial institutions, insurance companies, retirement plans, tax-exempt entities and organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, brokers and dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, holders liable for any alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens or former long-term residents of the United States, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction). This discussion does not address tax considerations relating to any requirement for certain holders to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on a financial statement under Section 451(b) of the Code. Moreover, this discussion does not address any non-U.S., state or local tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state within the United States or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a United States person under applicable Treasury regulations. As used herein, a “Non-U.S. Holder” is a beneficial owner of notes that is an individual, a corporation, an estate or a trust and is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of notes.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR U.S.

FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY PROPOSED CHANGES IN APPLICABLE TAX LAWS.

Effect of Certain Contingencies

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that certain payments in excess of stated interest or principal, or prior to their scheduled payment dates, will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts, if, when all of the contingencies are considered together, there is only a remote chance as of the date the notes were issued that any such payments will be made. We intend to take the position that, when all contingencies are considered in the aggregate, the likelihood that any such payments of excess or accelerated amounts will be made is remote within the meaning of the Treasury regulations. The remainder of this discussion assumes that this position will be respected. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, which may take a contrary position. If the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield (which may be in excess of stated interest) and treat certain income recognized on a taxable disposition of a note as ordinary income rather than capital gain. In the event a contingency described above occurs, the amount, timing and character of the income, gain or loss recognized by a holder would be affected. Prospective investors are urged to consult their own tax advisors regarding the potential application of the special rules regarding “contingent payment debt instruments” to the notes and the consequences thereof. The remainder of this discussion assumes the notes will not be treated as contingent payment debt instruments.

U.S. Holders

Interest

Stated interest on a note generally will be included in the income of a U.S. Holder as ordinary interest income at the time such interest is paid or accrued, depending on such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the issue price of a note is less than its stated principal amount and the difference is more than a de minimis amount (as set forth in applicable Treasury regulations), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with the constant yield to maturity method (as set forth in applicable Treasury regulations). This discussion assumes that the notes will be issued at par, or at a discount that is less than “de minimis” for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

Upon a sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of all cash and the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the amount such U.S. Holder paid for the note. Any gain or loss recognized on the sale or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Additional Medicare Tax

An additional 3.8% “unearned income Medicare contribution” tax is imposed (as described under Section 1411 of the Code) generally on the “net investment income” of certain U.S. citizens and resident aliens, and on the “undistributed net investment income” of certain estates and trusts. Among other items, “net investment income” (or “undistributed net investment income” in the case of estates and trusts) generally includes gross income from interest, and certain net gain from the sale, exchange, redemption, or other taxable disposition of property, such as the notes, less certain deductions. U.S. Holders are urged to consult their own tax advisors with respect to the unearned income Medicare contribution tax and its applicability in their particular circumstances to income and gain in respect of an investment in the notes.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on the notes and payments of the proceeds from a sale or other disposition of the notes. U.S. federal backup withholding (currently at a rate of 24%) generally will apply to such payments if the U.S. Holder fails to either provide a properly completed and executed IRS Form W-9 to the applicable withholding agent, providing such U.S. Holder’s correct taxpayer identification number and complying with certain certification requirements, or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for establishing such exemption, if applicable.

Non-U.S. Holders

Interest

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for the portfolio interest exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a United States person (as defined in the Code). If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent generally will then be required to provide such documentation to the applicable withholding agent, either directly or through other intermediaries.

If a Non-U.S. Holder does not qualify for the “portfolio interest exemption” described above, payments of interest made to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will generally be subject to U.S. withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, and a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Sale or Other Taxable Disposition of the Notes

Subject to the discussions below regarding U.S. federal backup withholding and FATCA, generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “—Non-U.S. Holders—Interest” or “—Non-U.S. Holders—Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; or

•	such Non-U.S. Holder is an individual who is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

If the gain realized on the disposition is recognized and described in the first bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain as described below under “—Non-U.S. Holders—Effectively Connected Income.” If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain recognized on the disposition of a note at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder.

Effectively Connected Income

If interest on a note or gain recognized on the sale, exchange, redemption or other disposition of a note by a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. Instead, such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular graduated U.S. federal income tax rates in the same manner as for U.S. Holders, as described above (except without regard to the Medicare tax described under “—U.S. Holders—Additional Medicare Tax”). In addition to regular U.S. federal income tax, such a Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year that are attributable to income that is effectively connected with its conduct of a trade or business in the United States, as adjusted for certain items, and not reinvested in such trade or business in the United States.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of interest paid to a Non-U.S. Holder on the notes and the amount of tax, if any, withheld with respect to such payments. This information may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

Payments of interest to, and payments of certain proceeds of a sale or other disposition of a note by, a Non-U.S. Holder may be subject to U.S. federal backup withholding (currently at a rate of 24%) unless such Non-U.S. Holder complies with certain certification procedures to establish it is not a United States person or otherwise establishes an exemption from backup withholding. The certification procedures described above under either “—Non-U.S. Holders—Interest” or “—Non-U.S. Holders—Effectively Connected Income” generally will satisfy the certification requirements necessary to avoid backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that required information is furnished to the IRS in a timely manner. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of the backup withholding rules in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Foreign Account Tax Compliance Act (FATCA)

Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance thereunder (“FATCA”), withholding tax at a rate of 30% generally will apply to payments of interest on, and, subject to the discussion of certain proposed Treasury regulations below, payments of gross proceeds from the disposition (including a sale or redemption) of, a note, in each case, if paid to (i) a “foreign financial institution” (as defined for purposes of FATCA), whether as a beneficial owner or as an intermediary, unless such institution (A) is exempt from FATCA withholding (or otherwise subject to different rules) pursuant to an applicable intergovernmental agreement entered into between the jurisdiction in which it is located and the United States, (B) enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (C) meets other exemption requirements or (ii) a “non-financial foreign entity” (as defined for purposes of FATCA), unless such entity provides the applicable withholding agent with a certification identifying the “substantial U.S. owners” (as defined for purposes of FATCA) of the entity or meets other exemption requirements. However, the IRS has issued proposed regulations that, if and when finalized, would eliminate the application of the 30% withholding tax under FATCA to payments of gross proceeds from the sale or other disposition of a note (but not to payments of interest on a note). Pursuant to the preamble to such proposed regulations, taxpayers may rely upon them until final regulations are issued. If FATCA withholding is imposed, a beneficial owner (that is not a foreign financial institution) may, under certain circumstances, be eligible for a refund or credit of any amounts withheld by filing a U.S. federal income tax return. Prospective investors should consult their own tax advisers regarding the application of FATCA to their investment in the notes.

UNDERWRITING

BofA Securities, Inc., Mizuho Securities USA LLC and U.S. Bancorp Investments, Inc. are acting as the representatives (the “representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
BofA Securities, Inc.	$175,000,000
Mizuho Securities USA LLC	70,000,000
U.S. Bancorp Investments, Inc.	70,000,000
Deutsche Bank Securities Inc.	45,000,000
J.P. Morgan Securities LLC	45,000,000
PNC Capital Markets LLC	45,000,000
BMO Capital Markets Corp.	22,500,000
Siebert Williams Shank & Co., LLC	22,500,000
Rabo Securities USA, Inc.	5,000,000

Total	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other terms of this offering may be changed.

The expenses of this offering, not including the underwriting discount, are estimated at $1.5 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, during the period beginning on the date of this prospectus supplement and ending on the date that delivery of the notes will be made to investors, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Extended Settlement

We expect that delivery of the notes will be made to investors on or about August 15, 2025, which will be the fourth business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is one business day before delivery will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the date that is one business day before their date of delivery hereunder should consult their advisors.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates are agents and/or lenders under our Existing Revolving Credit Facility, for which they each received customary compensation. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

In connection with the Transactions, affiliates of certain of the underwriters have provided commitments in respect of the New Credit Facilities. In addition, BofA Securities, Inc. acted as a financial advisor to PCA in connection with the Greif Acquisition.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of

Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been, or will be, prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the attached prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the attached prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has been or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement, nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or an invitation to the public within the meaning of the Securities and Futures Ordinance(Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Mayer Brown LLP. Certain legal matters will be passed on for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Packaging Corporation of America and subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents and reports listed below (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025; and

•	our Current Reports on Form 8-K filed on February 28, 2025, May 12, 2025, July 3, 2025 and August 6, 2025.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of the offerings of all the securities covered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement and the accompanying prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom copies of this prospectus supplement and the accompanying prospectus are delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Kent A. Pflederer, Packaging Corporation of America, 1 North Field Court, Lake Forest, Illinois 60045, (847) 482-3000.

PROSPECTUS

PACKAGING CORPORATION OF AMERICA

Debt Securities

We may offer from time to time, in one or more offerings, our debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, and any other offering materials before you invest in these securities.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

See “Risk Factors” on page 3 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2025.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, offer and sell the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offered securities and the offering, including a detailed description of the securities to be offered, the specific amount or amounts of securities to be offered, the prices of such securities, the name of any agent, underwriter or dealer to or through which we will sell the securities and a description of any arrangement with such agent, underwriter or dealer, and information about any securities exchange or automated quotation system on which the securities may be listed. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.

This prospectus does not contain all of the information included in the registration statement of which it forms a part. For further information, we refer you to the entire registration statement, including its exhibits.

Statements contained in this prospectus about the provisions or contents of any contract, agreement or other document referred to are not necessarily complete. For each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or sale is not qualified to do so or to any person to whom it is unlawful to make that offer or solicitation.

The information in this prospectus and the accompanying prospectus supplement may not contain all of the information that may be important to you. You should read this entire prospectus and any accompanying prospectus supplement or issuer free writing prospectus, as well as the documents incorporated by reference in this prospectus and the accompanying prospectus supplement, before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

When used in this prospectus, unless otherwise specified or the context otherwise requires, the terms “PCA,” “Company,” “we,” “us” or “our” refer to Packaging Corporation of America together with its consolidated subsidiaries.

OUR COMPANY

PCA is the third largest producer of containerboard products and a leading producer of uncoated freesheet (“UFS”) paper in North America. We operate eight mills and 85 corrugated products manufacturing plants.

We report in three reportable segments: Packaging, Paper and Corporate and Other.

Packaging

Our containerboard mills produce linerboard and corrugating medium, which are papers primarily used in the production of corrugated products. Our corrugated products manufacturing plants produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods, multi-color boxes and displays with strong visual appeal that help to merchandise the packaged product in retail locations, and honeycomb protective packaging. In addition, we are a large producer of packaging for meat, fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. Our products are sustainable and are produced from renewable raw materials, predominantly using energy derived from biogenic fuels in our production processes and are recyclable at end-of-life.

Paper

We are a leading producer of UFS in North America, according to industry sources and our own estimates. We manufacture and sell papers, including both commodity and specialty papers, which may have custom or specialized features such as colors, coatings, high brightness and recycled content. Our papers consist of communication papers, including cut-size office papers, and printing and converting papers. Our products are sustainable and are produced from renewable raw materials, predominantly using energy derived from biogenic fuels in our production processes and are recyclable at end-of-life.

Corporate and Other

Our Corporate and Other segment includes corporate support staff services and related assets and liabilities. This segment also includes transportation assets, such as rail cars and trucks, which we use to transport some of our products to and from our manufacturing sites, and assets related to a 50% owned variable interest entity, Louisiana Timber Procurement Company, L.L.C. (LTP).

Packaging Corporation of America is a Delaware corporation. Our principal executive offices are located at 1 North Field Court, Lake Forest, Illinois 60045, and our telephone number is (847) 482-3000. Our website address is http://www.packagingcorp.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information contained or incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the Securities and Exchange Commission (the “SEC”). It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus that are not historical in nature may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by the words “will,” “should,” “anticipate,” “believe,” “expect,” “intend,” “estimate,” “hope” or similar expressions. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. These factors, risks and uncertainties include the following:

•	the impact of general economic conditions;

•	the impact of acquired businesses and risks and uncertainties regarding operation, expected benefits and integration of such businesses;

•	containerboard, corrugated products, and white paper general industry conditions, including competition, product demand, product pricing, and input costs;

•	fluctuations in wood fiber and recycled fiber costs;

•	fluctuations in purchased energy costs;

•	the possibility of unplanned outages or interruptions at our principal facilities; and

•	governmental, legislative or regulatory actions or requirements, particularly concerning environmental or tax matters or trade policy.

Our actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on our results of operations or financial condition. Given these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements. We expressly disclaim any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date on which those statements are made. For a discussion of other factors, risks and uncertainties that may affect our business, you should read carefully the factors discussed under “Risk Factors” in our filings incorporated by reference into this prospectus. See “Risk Factors.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities offered by this prospectus for the repayment of indebtedness and for general corporate and working capital purposes. We may invest the net proceeds temporarily or apply them to repay short-term or revolving debt until we use them for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be issued under an Indenture, dated as of July 21, 2003, between us and U.S. Bank Trust Company, National Association, as trustee (the “indenture”). As used in this section, “PCA,” “we,” “us” and “our” refer to Packaging Corporation of America, the issuer of the debt securities, exclusive of its subsidiaries. We have summarized certain provisions of the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part that we have filed with the SEC. In addition to the indenture described below, we may issue debt securities pursuant to another indenture or indentures to be entered into after the date of this prospectus. If we elect to issue debt securities under another indenture, we will file a copy of that indenture as an exhibit to the registration statement of which this prospectus is a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

You should carefully read the summary below, the applicable prospectus supplements and the provisions of the indenture that may be important to you.

For a summary of some of the defined terms used in the indenture, see “—Defined Terms.”

General

The indenture does not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time in one or more series. Under the indenture, we may issue debt securities with terms different from those of debt securities that we have previously issued. We may issue additional amounts of a series of debt securities without the consent of the holders of that series. The different series of debt securities issued under the indenture may have different dates for payments and different rates of interest and may be denominated in different currencies.

The applicable prospectus supplement relating to a series of debt securities being offered will describe the specific terms of those debt securities, including the following:

•	the title of the debt securities;

•

the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of debt securities of a series, if such series may be reopened from time to time for the issuance of additional debt securities of such series or to establish additional terms of such series;

•

whether we will issue the debt securities as registered securities, bearer securities or both, with or without coupons or both, and, if bearer securities will be issued, other terms with respect to bearer securities;

•	whether we will issue the debt securities in the form of global securities and, if so, the depositary for global securities and provisions for exchanging global securities;

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•

if in addition to or other than the Borough of Manhattan, The City of New York, the place or places where payments on the debt securities will be payable, where the debt securities may be delivered for registration of transfer or exchange and where notices and demands may be served or published;

•

any provisions for redemption of the debt securities at our option; any provisions that would obligate us to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

•

the denominations in which we will issue the debt securities, if other than U.S.$1,000 or any integral multiple thereof in the case of registered securities and U.S.$5,000 in the case of bearer securities;

•

whether the debt securities of the series will be convertible into and/or exchangeable for common stock or other securities or property, and if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, and any deletions from or modifications or additions to the indenture to permit or to facilitate the issuance of such convertible or exchangeable debt securities or the administration thereof;

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the principal amount;

•	if other than U.S. dollars, the foreign currency or currencies in which the debt securities are denominated or payable and the manner for determining the equivalent amount in U.S. dollars;

•	any provision that would determine payments on the debt securities by reference to an index, formula or other method or methods;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the debt securities;

•	the application of any defeasance or covenant defeasance provisions to the debt securities;

•	whether any of the debt securities may be issued upon the exercise of warrants and the provisions for such exercise;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable, or the method used to determine or extend those dates;

•	whether we will pay any additional amounts on the debt securities and, if so, whether we will have the option to redeem the debt securities rather than pay those additional amounts;

•

if debt securities are issuable in global form and are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and terms of such certificates, documents or conditions;

•	the identity of the trustee and the identities of the authenticating agent, security registrar and/or paying agent, if other than the trustee;

•

the persons to whom we will pay any interest on registered debt securities, if other than the persons in whose names the debt securities are registered on the regular record date and the manner in which, or the persons to whom, we will pay interest on any bearer debt securities, if other than upon presentation and surrender of the applicable coupons; and

•	any other material terms of the debt securities and any deletions from or modifications of or additions to the indenture in respect of any series of debt securities.

Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Covenants

The indenture contains, among others, the following covenants. The indenture permits us to delete or modify the following covenants with respect to any series of debt securities we issue, and also add to the following covenants with respect to any such series. We will describe the specific covenants applicable to debt securities we issue in the applicable prospectus supplement.

Limitations on Liens. The indenture provides that we may not, and may not permit any Restricted Subsidiary to, create, incur, issue or suffer to exist any Lien to secure any Indebtedness of ours or any of our Subsidiaries upon any Principal Property, or upon shares of capital stock or evidences of Indebtedness issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary (whether such Principal Property, shares or evidences of indebtedness were owned as of the date of the indenture or thereafter acquired), without making, or causing such Restricted Subsidiary to make, effective provision to secure all of the debt securities issued under the indenture from time to time outstanding by such Lien, equally and ratably with, or prior to, any and all other Indebtedness thereby secured, so long as such Indebtedness is so secured, unless, after giving effect thereto, the sum of (a) the principal amount of Indebtedness secured by all Liens incurred after the date of the indenture to the extent the incurrence of such Indebtedness (i) did not require us or any Restricted Subsidiary to equally and ratably secure the debt securities or (ii) was not otherwise permitted by the next succeeding paragraph and (b) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the indenture (other than (i) the Attributable Value in respect of any such Sale and Leaseback Transactions the Net Available Proceeds from which are applied as set forth in the second bullet under “—Limitations on Sale and Leaseback Transactions” or (ii) the Attributable Value in respect of any Permitted Transactions (as defined under “—Limitations on Sale and Leaseback Transactions”)), does not exceed 10% of our Consolidated Net Tangible Assets.

The foregoing restrictions shall not prevent, restrict or apply to the creation, incurrence, issuance or assumption by us or any Restricted Subsidiary of Indebtedness secured by Liens existing on the date of the indenture or to:

•	Liens on any property existing at the time of the acquisition thereof;

•

Liens on property of a person existing at the time such person is merged into, consolidated with or acquired by us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such person (or a division thereof) as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided that such Lien as a result of such merger, consolidation, acquisition, sale, lease or other disposition is not extended to property owned by us or such Restricted Subsidiary immediately prior thereto;

•	Liens on property of a person existing at the time such person becomes a Restricted Subsidiary;

•	Liens securing Indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary;

•

Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purpose (including purchase money security interests or money mortgages on real or personal property), provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 180 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property or of such property as so constructed, developed or improved;

•

Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that we must have disposed of such property within 180 days after the creation of such Liens and that any Indebtedness secured by such Liens shall be without recourse to us or any of our Subsidiaries;

•

Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

•

Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or customs’ Liens and similar Liens arising in the ordinary course of business in respect of obligations not yet due or being contested in good faith;

•

Liens arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•	Liens for taxes, assessments or governmental charges or levies that, if delinquent, are being contested in good faith;

•	Liens (including judgment Liens) arising from legal proceedings being contested in good faith;

•

Liens to secure Indebtedness on any Principal Property of joint ventures that constitute Restricted Subsidiaries in which we or a Restricted Subsidiary has an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures; and

•

any extension, renewal, replacement or refunding of any Lien existing on the date of the indenture or referred to above; provided, however, that the principal amount of Indebtedness secured thereby and not otherwise authorized above shall not exceed the maximum amount of Indebtedness allowable under the applicable agreement or credit facility providing for or evidencing such Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, at the time of such extension, renewal, replacement or refunding.

Limitations on Sale and Leaseback Transactions. The indenture provides that we may not, and may not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless:

•

immediately prior to entering into such Sale and Leaseback Transaction, we or such Restricted Subsidiary would be entitled, pursuant to the section entitled “—Limitations on Liens,” to issue, assume or guarantee Indebtedness secured by a Lien on such Principal Property in an amount at least equal to the Attributable Value of such Sale and Leaseback Transaction without equally and ratably securing the debt securities under the indenture; or

•

we or such Restricted Subsidiary shall apply, or cause to be applied, within 180 days after the effective date of such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to (a) the acquisition of one or more Principal Properties or (b) the retirement of the debt securities or the repayment of other Indebtedness of ours or a Restricted Subsidiary (other than such Indebtedness owned by us or a Restricted Subsidiary) which, in the case of such Indebtedness of ours, is not subordinate and junior in right of payment to the prior payment of the debt securities.

The foregoing restrictions will not apply to the following Sale and Leaseback Transactions (each, a “Permitted Transaction”):

•

a Sale and Leaseback Transaction providing for a lease for a term, including any renewal thereof, of not more than three years, by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued; or

•	a Sale and Leaseback Transaction that is entered into before, at the time of, or within 90 days after the later of the acquisition of the Principal Property or the completion of its construction; or

•	a Sale and Leaseback Transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries; or

•	a Sale and Leaseback Transaction between us or a Restricted Subsidiary and a joint venture in which we or a Restricted Subsidiary has an interest.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not, in any transaction or series of related transactions, consolidate with or merge into any other person or sell, assign, transfer, lease or otherwise convey our properties and assets substantially as an entirety to any person unless:

•

we are the surviving entity (in the case of a merger) or our successor (if other than us) formed by such consolidation or into which we are merged or which acquires all or substantially all of our properties and assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America or any state thereof or the District of Columbia;

•

our successor shall expressly assume by a supplemental indenture our obligation for the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the debt securities and the due and punctual performance and observance of every covenant of the indenture on our part to be performed or observed, and which supplemental indenture shall provide for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities;

•	immediately after giving effect to such transaction, no Event of Default or event that, after notice or passage of time or both, would be an Event of Default shall have occurred and be continuing;

•

if, as a result of any such transaction, our property or assets would become subject to a Lien that would not be permitted by the limitation on Liens contained in the indenture, we or our successor shall take those steps that are necessary to secure the debt securities issued under the indenture equally and ratably with Indebtedness secured by that Lien; and

•	we or our successor shall have delivered to the trustee the officers’ certificate and opinion of counsel called for by the indenture.

Upon any consolidation with or merger into any other person or any sale, assignment, transfer, lease or other conveyance of our properties and assets substantially as an entirety to any person, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture and, in the event of any such sale, assignment, transfer or other conveyance, we, except in the case of a lease, shall be discharged of all obligations and covenants under the indenture and the debt securities and may be dissolved and liquidated.

Defined Terms

Set forth below is a summary of some of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Attributable Value” in respect of any Sale and Leaseback Transaction means, as of the time of determination, the lesser of:

•

the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction and the denominator of which is the base term of such lease; and

•

the total obligation (discounted to present value at the rate of interest implicit in the transaction, as determined in good faith by PCA, or, if it is not practicable to determine such rate, the rate of interest specified by the terms of the debt securities, in either case compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction.

“Consolidated Net Tangible Assets” means the aggregate amount of the assets (less applicable reserves and other properly deductible items) of us and our Subsidiaries after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendible beyond 12 months from that date at the option of the borrower) of us and our Subsidiaries and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles of us and our Subsidiaries, all as set forth on our most recent consolidated balance sheet and computed in accordance with accounting principles generally accepted in the United States of America.

“Indebtedness” means (without duplication), with respect to any person:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments;

•	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person; and

•

every obligation of the type referred to in the first through third bullets above of another person the payment of which such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause, to the extent such person has guaranteed or is responsible or liable for such obligations).

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Net Available Proceeds” from any Sale and Leaseback Transaction by any person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or obligations relating to the properties or assets that are the subject of such Sale and Leaseback Transaction or received in any other noncash form) therefrom by such person, net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Leaseback Transaction; (b) all payments made by such person or its Subsidiaries on any Indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale and Leaseback Transaction; and (c) all distributions and other payments made to minority interest holders in Subsidiaries of such person or joint ventures as a result of such Sale and Leaseback Transaction.

“Principal Property” means any real property or any permanent improvement thereon located in the United States owned by PCA or any of its Subsidiaries, including, without limitation, any (a) timber property or (b) warehouse, manufacturing or processing plant, building, structure or other facility (or any portion thereof, and any equipment located at or comprising a part of any such property) having a net book value, as of the date of determination, in excess of 1.0% of our Consolidated Net Tangible Assets.

“Restricted Subsidiary” means any Subsidiary of PCA in which (a) PCA and its other Subsidiaries’ aggregate investments in and advances to such Subsidiary exceed 10% of the total assets of PCA and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (b) PCA and its other Subsidiaries’ proportionate share of the total assets of such Subsidiary exceeds 10% of the total assets of PCA and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (c) PCA and its other Subsidiaries’ equity in the income from continuing operations before taxes, extraordinary items and cumulative effect of a change in accounting principle of such Subsidiary exceeds 10% of such income of PCA and its Subsidiaries consolidated for the most recently completed fiscal year.

“Sale and Leaseback Transaction” of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any Principal Property that, more than 12 months after (a) the completion of the acquisition, construction, development or improvement of such Principal Property or (b) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by such person to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property. The term of such arrangement, as of any date (the “measurement date”), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option without payment of a penalty.

“Subsidiary” of any person means a person more than 50% of the outstanding voting interests in which are owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof.

Events of Default

An “Event of Default” with respect to the debt securities of any series is defined in the indenture as being:

•

default in payment of any principal of or premium, if any, on any of the debt securities of that series when due (whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise and whether payable in cash or in shares of our common stock or other securities or property);

•	default in payment of any interest on any of the debt securities of that series when due and payable, and continuance of such default for a period of 30 days;

•

default by us in the performance, or breach by us, of any other covenant in the indenture or in any debt security of that series (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series) and continuance of that default for a period of 90 days after notice to us, by registered or certified mail, by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, as provided in the indenture;

•

default in the payment after the final maturity of any bond, note, debenture or other evidence of Indebtedness of us in an aggregate principal amount exceeding U.S.$30,000,000 (or the equivalent thereof in any other currency or currency unit), or default under any bond, note, debenture or other evidence of Indebtedness of us or under any Lien, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us, which results in the acceleration of such Indebtedness in an aggregate principal amount exceeding U.S.$30,000,000 (or the equivalent thereof in any other currency or currency unit), but only if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, as provided in the indenture;

•	specified events of bankruptcy, insolvency or reorganization of us; or

•	any other Event of Default established for the debt securities of that series.

The indenture permits us to delete, modify or add to the preceding Events of Default with respect to any series of debt securities, and an Event of Default with respect to a series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. Any additional or different

Events of Default with respect to a particular series of debt securities will be described in the applicable prospectus supplement. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of that series (except for a default in the payment of principal, premium, if any, or interest) if the trustee in good faith determines it to be in the best interest of the holders to do so.

If an Event of Default with respect to the debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series, or of such lesser amount as may be provided for in the debt securities of such series, and accrued and unpaid interest, if any, thereon, to be due and payable immediately. At any time after the debt securities of any series have been accelerated, but before a judgment or decree for payment of money due has been obtained, the holders of a majority of the aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. An Event of Default relating to our bankruptcy, insolvency or reorganization shall cause the principal amount and accrued interest to become immediately due and payable without any declaration or other act by the trustee or holders of the debt securities. For information as to waiver of defaults, see “—Modification, Waivers and Meetings” below.

The indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the debt securities of that series, provided that such direction shall not be in conflict with any rule of law or with the indenture or with the debt securities of any series, the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction, and such direction is not unduly prejudicial to the rights of the other holders of debt securities of such series not joining in such action.

No holder of any debt securities of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

•	such holder previously has given written notice to the trustee of a continuing Event of Default with respect to debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute such proceeding as trustee, and offered to the trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with such request;

•	in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate such proceeding; and

•

during such 60-day period, the trustee has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request.

Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indenture, the holder of any debt security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on such debt security on the respective dates such payments are due and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

Modification, Waivers and Meetings

The indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture that is affected by the modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of such series or the rights of the holders of the debt securities of such series under the indenture, provided that no such modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any debt securities;

•	reduce the principal amount of any debt securities or any premium on any debt securities;

•	reduce the rate of interest (or modify the calculation of such rate) on any debt securities;

•	reduce the principal amount payable upon redemption at our option or at the option of the holder;

•

reduce the amount of the principal of any original issue discount debt security that would be due and payable upon a declaration of acceleration of the maturity or the amount thereof provable in bankruptcy;

•	adversely affect the right of repayment at the option of any holder;

•	change any place where, or the currency in which, any debt securities are payable;

•	impair the holder’s right to institute suit to enforce the payment of any debt securities when due; or

•

reduce the percentage in principal amount of debt securities of any series issued under the indenture the consent of whose holders is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such debt securities, without in each such case obtaining the consent of the holder of each outstanding debt security issued under the indenture so affected.

The indenture also contains provisions permitting us (when authorized by or pursuant to a board resolution) and the trustee, without notice to or the consent of the holders of any debt securities issued thereunder, to modify or amend the indenture in order to, among other things:

•

add to our covenants for the benefit of the holders of all or any series of debt securities issued under the indenture or to surrender any right or power conferred upon us with respect to all or any series of debt securities issued under the indenture;

•	add any additional Events of Default with respect to all or any series of debt securities issued under the indenture;

•	establish the form or terms of debt securities of any series and of any related coupons;

•

cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with other provisions or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of any series of debt securities issued thereunder;

•	evidence the succession of another person to us and the assumption by any such successor of the covenants of us contained in the indenture and the debt securities;

•	secure the debt securities;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•

amend or supplement any provision contained in the indenture or in any supplement thereto or in any debt securities, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision;

•

add to or change any of the provisions of the indenture to provide that bearer debt securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of, or any premium or interest on, debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be exchanged for bearer debt securities of other authorized denominations or to permit or facilitate the issuance of debt securities in uncertificated or global form, provided any such action shall not adversely affect the interests of the holders of debt securities of any series; evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•

supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance, covenant defeasance and/or satisfaction and discharge of any series of debt securities, provided that any such action shall not adversely affect the interests of any holder of a debt security of such series or any other debt security in any material respect;

•	make provisions with respect to conversion or exchange rights of holders of debt securities of any series; or

•

in the case of any series of debt securities that are convertible into or exchangeable for our common stock or other securities or property, safeguard or provide for the conversion or exchange rights, as the case may be, of such debt securities in the event of any reclassification or change of outstanding shares of our common stock or any merger, consolidation, statutory share exchange or combination of us with or into another person or any sale, transfer, disposition or other conveyance of all or substantially all of our properties and assets to any other person or other similar transactions, if expressly required by the terms of such series of debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive our compliance with certain restrictive provisions of the indenture, including the covenants described above under “—Covenants—Limitations on Liens” and “—Limitations on Sale and Leaseback Transactions.” The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any debt securities of such series, in the case of any series of debt securities which are convertible into or exchangeable for our common stock or other securities or property, a default in any such conversion or exchange, or a default in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

The indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the trustee and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the provisions of the indenture. Except for any consent that must be given by the holder of each outstanding debt security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted only by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the indenture expressly provides may be made, given or taken by the holders of a specified percentage, other than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series whether or not such holders were present or represented at the meeting. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, subject to certain exceptions.

In determining whether the holders of the requisite principal amount of the outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, any debt security of that series owned by us or any other obligor on such debt securities or any of our affiliates or such other obligor will be deemed not to be outstanding.

Defeasance and Covenant Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest and any other sums due to the stated maturity date of the debt securities, then at our option:

•	we will be discharged from our obligations with respect to the debt securities; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the debt securities will not be entitled to the benefits of the indenture, except for registration of transfer and exchange thereof, and replacement of those that are lost, stolen or mutilated. These holders may look only to those deposited funds or obligations for payment.

We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes.

Governing Law

The indenture is, and the debt securities will be, governed by the laws of the State of New York.

Trustee

U.S. Bank Trust Company, National Association is the trustee under the indenture.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the debt securities offered pursuant to this prospectus will be passed upon for us by Mayer Brown LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Packaging Corporation of America and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our filings with the SEC are also available on our website, https://www.packagingcorp.com/ under the heading “Investors.” The website addresses of the SEC and the Company are not intended to be active links, and information on such websites is not incorporated into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025; and

•	our Current Reports on Form 8-K filed on February 28, 2025, May 12, 2025, July 3, 2025 and August 6, 2025.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings of all the securities covered by this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Kent A. Pflederer, Packaging Corporation of America, 1 North Field Court, Lake Forest, Illinois 60045, (847) 482-3000.

$500,000,000

Packaging Corporation of America

5.200% Senior Notes due 2035

PROSPECTUS SUPPLEMENT

August 11, 2025

Joint Book-Running Managers

BofA Securities	Mizuho	US Bancorp

Deutsche Bank Securities	J.P. Morgan	PNC Capital Markets LLC

Co-Managers

BMO Capital Markets	Siebert Williams Shank	Rabo Securities